EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of the Vulcan Materials Company Thrift Plan for Salaried Employees and the Vulcan Materials Company 401(k) and Profit Sharing Retirement Plan of our reports dated March 2, 2009 relating to the consolidated financial statements and financial statement schedule of Vulcan Materials Company and its subsidiary companies (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/DELOITTE & TOUCHE LLP

Birmingham, Alabama
June 29, 2009